Exhibit 99

Granite City Food & Brewery® Completes

Sale-Leaseback of Troy, Michigan Location

Troy Location Sold for $4.0 Million

MINNEAPOLIS, MN — May 16, 2012 — Granite City Food & Brewery Ltd. (NASDAQ: GCFB) today announced the completion of the sale-leaseback of its real property in Troy, Michigan.  The Troy location, which represents the Company’s 27th Granite City location, opened to the public last week.

Pursuant to the sale-leaseback agreement, the Company sold the Troy location to Store Master Funding I, LLC, a subsidiary of Store Capital Acquisitions, LLC, for gross proceeds of $4.0 million.  Under the same agreement, the Company now leases back the Troy location over a 15-year term.

“As originally planned, we entered into a sale-leaseback transaction for the Troy property to maintain liquidity for future restaurant expansion and existing restaurant enhancement,” said Rob Doran, Chief Executive Officer of Granite City Food & Brewery Ltd.  “Store Capital has been a great partner to work with and we hope to work with them again on future restaurants.”

About Granite City Food & Brewery

Granite City Food & Brewery Ltd. develops and operates two casual dining concepts:  Granite City Food & Brewery and Cadillac Ranch All American Bar & Grill®.  Granite City Food & Brewery is a polished casual American restaurant that features a great dining experience with affordable, high-quality menu items prepared from made-from-scratch recipes, served in generous portions.  There is a brewery onsite, serving hand-crafted and micro brews.  Granite City opened its first restaurant in 1999 and is expanding nationwide; there are currently 27 Granite City restaurants in 13 states.  Cadillac Ranch restaurants feature freshly prepared, authentic, All-American cuisine in a fun, dynamic environment.  Its patrons enjoy a warm, Rock N’ Roll inspired atmosphere, with plenty of room for friends, music and dancing.  The Cadillac Ranch menu is diverse with offerings ranging from homemade meatloaf to pasta dishes, all freshly prepared using quality ingredients.  The Company purchased its first Cadillac Ranch in November 2011 and has since purchased four additional Cadillac Ranch restaurants along with its intellectual property.  The Company currently operates five Cadillac Ranch restaurants in four states.  Additional information about Granite City Food & Brewery can be found at www.gcfb.com.

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2012.

Contacts

Rob Doran	James G. Gilbertson
Chief Executive Officer	Chief Financial Officer
952.697.2393	952.215.0676